Exhibit (d)(3)

SECOND AMENDED AND RESTATED DEFERRED SHARE UNIT PLAN

ACUITYADS HOLDINGS INC.

ARTICLE 1
INTERPRETATION

1.1	Purpose

The purpose of the AcuityAds Holdings Inc. Second Amended and Restated Deferred Common Share Unit Plan (the “Plan”) is to promote a greater alignment of interests between the employees, directors, officers and consultants of AcuityAds Holdings Inc. (the “Corporation”) and the shareholders of the Corporation.

1.2	Definitions

The following terms used in this Plan have the meanings set out below:

(a)	“Applicable Withholding Taxes” means any and all taxes and other source deductions or other amounts which the Corporation is required by law to withhold from any amounts to be paid under the Plan;

(b)	“Beneficiary” means any person designated by a Participant by written instrument filed with the Corporation to receive any amount payable under the Plan in the event of a Participant’s death or, failing any such effective designation, the Participant’s estate;

(c)	“Blackout Period” means a period when a Participant is prohibited from trading in the Corporation’s securities pursuant to the Corporation’s written policies then applicable or a notice in writing to a Participant by a senior officer or Director of the Corporation;

(d)	“Board” means the board of directors of the Corporation;

(e)	“Business Day” means a day on which there is trading on the Exchange or such other stock exchange on which the Common Shares are then listed and posted for trading, and if the Common Shares are not so listed, a day that is not a Saturday or Sunday or a national legal holiday in Canada;

(f)	“CCGC Committee” means the Compensation and Corporate Governance Committee of the Board;

(g)	“Change of Control” means and shall be deemed to have occurred if one of the following events takes place:

(i)	the sale, transfer or other disposition of all or substantially all of the Corporation’s assets in complete liquidation or dissolution of the Corporation;
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(ii)	a consolidation, merger, amalgamation, arrangement or other reorganization or acquisition involving the Corporation or any of its affiliates and another corporation or other entity, as a result of which the holders of Common Shares immediately prior to the completion of the transaction hold less than 50% of the outstanding voting securities of the successor corporation immediately after completion of the transaction;

(iii)	any Person or combination of Persons at arm’s length to the Corporation and its affiliates acquires or becomes the beneficial owner of, directly or indirectly, more than 50% of the voting securities of the Corporation, whether through the acquisition of previously issued and outstanding voting securities, or of voting securities that have not been previously issued, or any combination thereof, or any other transaction having a similar effect;

(iv)	a resolution is adopted to wind-up, dissolve or liquidate the Corporation; or

(v)	as a result of or in connection with: (A) a contested election of directors of the Corporation; or (B) a consolidation, merger, amalgamation, arrangement or other reorganization or acquisition involving the Corporation or any of its affiliates and another corporation or other entity (a “Transaction”), fewer than 50% of the Corporation’s directors following the Transaction are persons who were directors of the Corporation immediately prior to such Transaction;

(h)	“Common Share” means a Common Share of the Corporation;

(i)	“Consultant” has the meaning given to that term: (i) if the Common Shares are listed on the TSXV, in TSXV Policy 4.4 – Incentive Stock Options; or (ii) otherwise, in National Instrument 45-106 – Prospectus Exemptions;

(j)	“Corporation” has the meaning ascribed to such term in Section 1.1 hereof;

(k)	“Director” means a director of the Corporation;

(l)	“DSU” means a bookkeeping entry, equivalent to one Common Share, credited to a Participant’s DSU Account in accordance with the terms and conditions of the Plan;

(m)	“DSU Account” has the meaning ascribed thereto in Section 7.2;

(n)	“Eligible Person” means a person who is an Employee, Officer, Director or Consultant, but excludes the Founders;

(o)	“Employee” has the meaning given to that term: (i) if the Common Shares are listed on the TSXV, in TSXV Policy 4.4 – Incentive Stock Options; or (ii) otherwise, in National Instrument 45-106 – Prospectus Exemptions;

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(p)	“Exchange” means the TSXV, or such other stock exchanges, inter-dealer quotation networks or other organized trading facilities on which the Common Shares may be listed;

(q)	“Event of Termination” means the termination of the employment of a Participant as an Employee or the cessation of a Participant as a Director, Officer or Consultant, in any of the foregoing circumstances for any reason whatsoever, but provided that the Participant does not thereafter continue in the capacity of an Employee, Director, Officer, or Consultant. In the case of a termination of the employment of a Participant with the Corporation, the date of the Event of Termination shall be the date of the cessation of such Participant’s employment with the Corporation regardless of whether he or she is entitled to notice of termination or payment at law or under the terms of any employment contract and regardless of whether the termination of employment was lawful or unlawful. In the case of a cessation of a Participant as a Director or Officer, the date of the Event of Termination shall be the date that such Participant ceases to serve in such capacity;

(r)	“Founders” means Tal Hayek, Joe Ontman, Rachel Kapcan and Nathan Mekuz and any partnership, association, syndicate, unincorporated organization, trust and/or body corporate over which any of the Founders have direct or indirect control, and “Founder” means any one of them;

(s)	“Insider” means (i) a Director or senior officer of the Corporation; (ii) a Director or senior officer of a company that is an Insider or subsidiary of the Corporation; (iii) a Person that beneficially owns or controls, directly or indirectly, voting securities of the Corporation carrying more than 10% of the voting rights attached to all outstanding voting securities of the Corporation; and (iv) the Corporation itself if it holds any of its own securities;

(t)	“Management Corporation Employee” means an individual employed by a Person providing management services to the Corporation or to a Related Entity of the Corporation, which are required for the ongoing successful operation of the business enterprise of the Corporation, but excluding a Person engaged in investor relations activities;

(u)	“Officer” means an officer of the Corporation or a Management Corporation Employee, and for the purposes of the Plan includes officers of any Related Entity of the Corporation;

(v)	“Option Plan” means the 10% rolling stock option of the Corporation;

(w)	“Participant” means an Eligible Person who is granted DSUs under the Plan;

(x)	“Person” means, without limitation, an individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, trustee, executor, administrator, or other legal representative;

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(y)	“Plan” has the meaning ascribed to such term in Section 1.1 hereof;

(z)	“Redemption Notice” has the meaning ascribed thereto in Section 9.1;

(aa)	“Related Entity” has the meaning given to that term in National Instrument 45-106 – Prospectus and Registration Exemptions;

(bb)	“Spouse” means an individual who is either: (i) married to a Participant; or (ii) a common-law partner (within the meaning of the Income Tax Act (Canada), as amended from time to time) to a Participant;

(cc)	“Share Compensation Plan” means the Option Plan, and any other share option, share option plan, employee share purchase plan or other compensation or incentive mechanism involving the issuance or potential issuance of Common Shares to directors, officers, employees or consultants of the Corporation (and its affiliates);

(dd)	“Shareholder” means a holder of Common Shares;

(ee)	“Trading Day” means any date on which the Exchange on which the Common Shares are then listed is open for the trading of Common Shares;

(ff)	“TSXV” means the TSX Venture Exchange;

(gg)	“Vested DSUs” means DSUs that, as of such date the Corporation may determine when such DSUs are granted, have become redeemable.

ARTICLE 2
CONSTRUCTION AND INTERPRETATION

2.1	The effective date of the Plan is August 18, 2015, as amended and restated as of May 28, 2019.

2.2	All references in the Plan to currency refer to lawful currency of Canada. The Plan shall be governed and interpreted in accordance with the laws of Ontario and the federal laws of Canada applicable therein.

2.3	If any provision of the Plan is determined to be void or unenforceable in whole or in part, such determination shall not affect the validity or enforcement of any other provision thereof.

2.4	In the Plan, references to the masculine shall include the feminine, and references to the singular shall include the plural and vice versa, as the context requires.

2.5	Headings wherever used herein are for reference purposes only and do not limit or extend the meaning of the provisions herein contained.

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ARTICLE 3
GENERAL

3.1	The Plan shall be administered by the CCGC Committee.

3.2	The CCGC Committee is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan, and to make such determinations and take such other actions in connection with or in relation to the Plan as it deems necessary or advisable. Each determination or action made or taken pursuant to the Plan, including interpretation of the Plan, shall be final and conclusive for all purposes and binding on all parties, provided that, notwithstanding any determination or action made or taken by the CCGC Committee, the Board has the authority to make all determinations and take all other actions in connection with or in relation to the Plan as it may deem necessary or advisable.

3.3	The Corporation shall be responsible for all costs relating to the administration of the Plan.

3.4	The Plan shall remain an unfunded obligation of the Corporation and the rights of Participants under the Plan shall be general unsecured obligations of the Corporation.

3.5	The Corporation may deduct from any amount to be paid under the Plan any Applicable Withholding Taxes in such manner as the Corporation determines, including the sale, on behalf of a Participant, of such number of Common Shares otherwise deliverable to the Participant as will produce an amount sufficient to pay Applicable Withholding Taxes.

ARTICLE 4
ELIGIBILITY

4.1	Every Eligible Person who is granted a DSU pursuant to this Plan is a Participant.

4.2	A person ceases to be eligible to receive grants of DSUs at such time as such person ceases to be an Eligible Person for any reason.

4.3	Nothing herein contained shall be deemed to give any person the right to be retained, appointed, nominated or elected as a Director or Officer or hired as an Employee or Consultant.

ARTICLE 5
DSU GRANTS

5.1	The CCGC Committee may grant DSUs under this Plan at such time and in such amounts as it may determine; provided that no DSUs may be granted under this Plan after April 24, 2019 to any Person who was an Officer on such date or to any Person who is a Director (for greater certainty, this clause shall not affect any DSUs granted to such Persons prior to April 24, 2019).

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5.2	All DSUs credited under the Plan shall remain in DSU Accounts and shall be settled or forfeited, as applicable, only in accordance with the terms of the Plan. A Participant shall be credited with the DSUs allotted to that Participant pursuant this Plan on the day so designated by the Board.

5.3	Whenever cash dividends or distributions are paid on the Common Shares, additional DSUs will be credited to the Participant’s DSU Account. The number of such additional DSUs will be calculated by multiplying the per Common Share dividend rate by the number of DSUs held at that time in the Participant’s DSU Account.

5.4	Any vesting conditions (which may include time restrictions, performance conditions or a combination of both) for DSUs shall be determined by the CCGC Committee in advance of any grants pursuant to this Plan. Notwithstanding any other provision of this Plan, the Board may in its sole and absolute discretion accelerate and/or waive any vesting or other conditions for all or any DSUs for any Participant at any time and from time to time.

5.5	The Corporation shall keep or cause to be kept such records and accounts as may be necessary or appropriate in connection with the administration of the Plan. At such times as the Corporation shall determine, the Corporation shall furnish the Participant with a statement setting forth the details of the DSUs credited to each Participant in his or her DSU Account. Such statement shall be deemed to have been accepted by the Participant as correct unless written notice to the contrary is given to the Corporation within 30 days after such statement is given to the Participant. Participants shall not be entitled to receive any certificate evidencing DSUs.

ARTICLE 6
DEFERRED UNITS

6.1	Subject to Article 9, under no circumstances shall DSUs be considered Common Shares or entitle a Participant to any Shareholder rights, including, without limitation, voting rights, distribution entitlements or rights on liquidation.

6.2	One DSU shall be equivalent in value to one Common Share. Fractional DSUs are permitted up to two decimal places, but shall be rounded down to the nearest whole number of Common Shares at the time of settlement.

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ARTICLE 7
DEFERRED UNIT ACCOUNTS

7.1	The number of DSUs (including fractional DSUs) to be credited to a Participant as of any particular date pursuant to this Plan will be determined by the CCGC Committee.

7.2	An account, to be known as a “DSU Account”, shall be maintained by the Corporation for each Participant and will show the DSUs credited to a Participant from time to time

ARTICLE 8
ADJUSTMENTS

8.1	If the number of outstanding Common Shares shall be increased or decreased as a result of a stock split, consolidation or recapitalization and not as a result of the issuance of Common Shares for additional consideration or by way of stock dividend, the Board may make appropriate adjustments to the number of DSUs credited to a Participant. Any determinations by the Board as to the required adjustments shall be made in its sole and absolute discretion and all such adjustments shall be conclusive and binding for all purposes under the Plan.

ARTICLE 9
SETTLEMENT OF DEFERRED UNITS

9.1	Vested DSUs shall be redeemed in whole or in part for Common Shares issued from treasury on the date (the “Redemption Date”) on which the Participant delivers a written notice of redemption in the form of Schedule A hereto (a “Redemption Notice”) to the Corporation.

9.2	If a Participant dies, the value of the Vested DSUs credited to that Participant’s DSU Account shall be payable by the issuance of Common Shares to his or her Beneficiary on the Redemption Date.

9.3	In the event Vested DSUs are redeemed for Common Shares pursuant to this Article 9, subject to the provisions of the Plan, the Participant (or, where a Participant had died, his or her Beneficiary) shall receive a whole number of Common Shares from the Corporation equal to the whole number of DSUs then being redeemed from the Participant’s DSU Account. Such Common Shares shall be delivered within five Trading Days following the applicable Redemption Date. No fractional Common Shares shall be issued pursuant to this Plan and a fractional DSU shall be rounded down to the nearest whole DSU and shall not be entitled to a Common Share or any cash payment on a redemption.

9.4	Upon the occurrence of a Change of Control, all of a Participant’s unvested DSUs will automatically become Vested DSUs on the date such Change of Control occurs and all of such Participant’s Vested DSUs will be redeemed in accordance with this Article 9 in a manner that allows the Participant to participate in such Change of Control only if it is completed prior to the date of an Event of Termination (if any), as determined by the Board in its sole discretion.

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9.5	Upon the occurrence of an Event of Termination, all of such Participant’s unvested DSUs will automatically terminate on the date of such Event of Termination, at which time all of such Participant’s Vested DSUs must be redeemed in accordance with this Article 9 within 90 days following the date such Event of Termination occurs, at which time any Vested DSUs which have not been redeemed will be cancelled.

9.6	Notwithstanding Sections 9.1 to 9.5 above, upon an Event of Termination, a Participant shall file a duly-completed Redemption Notice within 90 days of such Event of Termination. In the event a Participant fails to file a duly-completed Redemption Notice prior to the day that is 90 days after such Event of Termination, the applicable Vested DSUs shall automatically be redeemed for Common Shares in accordance with the provisions of this Article 9 and the Redemption Date shall be deemed to be such 90th day.

9.7	Notwithstanding the provisions of Sections 9.4 to 9.6 above, the Corporation may, in its sole and absolute discretion, at any time prior to or following any Event of Termination or Change of Control, permit the vesting and/or redemption of any or all DSUs held by a Participant in the manner and on the terms authorized by the Corporation, provided that, subject to an extension pursuant to Section 9.8, the Board will not, in any case, authorize the vesting and/or redemption of DSUs pursuant to this section beyond a period of one year from the date on which an Event of Termination occurs.

9.8	Notwithstanding the foregoing, if the applicable Redemption Date for DSUs held by any Participant occurs during or within ten Business Days of the expiration of a Blackout Period applicable to such Participant, then the Redemption Date for such DSUs shall be extended to the close of business on the tenth Business Day following the expiration of the Blackout Period.

9.9	Upon issuance of Common Shares in settlement of any DSUs, such DSUs shall be cancelled.

ARTICLE 10
NUMBER OF UNITS

10.1	The maximum number of Common Shares reserved for issuance under the Plan at any time shall be 4,156,356. Unless requisite shareholder approval has been obtained pursuant to the rules of the Exchange (or unless permitted otherwise by the rules of the Exchange): (i) the maximum number of Common Shares issuable to Insiders under the Plan and other Share Compensation Plans, at any time, shall not exceed 10% of the issued Common Shares; (ii) the maximum number of DSUs that may be granted to Insiders under the Plan and other Share Compensation Plans, within a 12-month period, shall not exceed 10% of the issued Common Shares calculated on the grant date of a DSU granted to any Insider; (iii) the maximum number of DSUs which may be granted to any one person under the Plan and other Share Compensation Plans, in any 12-month period, shall not exceed 5% of the issued Common Shares calculated on the grant date of a DSU granted to such person; and (iv) the maximum number of DSUs which may be granted to a Consultant under the Plan and other Share Compensation Plans, in any 12-month period, shall not exceed 2% of the issued Common Shares calculated on the grant date of a DSU to such Consultant.

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ARTICLE 11
AMENDMENTS TO THE PLAN

11.1	Subject to Section 11.2 and applicable law (including, without limitation, the rules, regulations and policies of the Exchange), the provisions of the Plan may be amended at any time and from time to time by resolution of the Board. Such amendments to the Plan include, without limitation:

(a)	minor changes of a “house-keeping nature”, including, without limitation, any amendment for the purpose of curing any ambiguity, error or omission in the Plan, or to correct or supplement any provision of the Plan that is inconsistent with any other provision of the Plan;

(b)	amending DSUs under the Plan, including with respect to either advancing the date on which any DSU may be redeemed for Common Shares, assignability and the effect of termination of a Participant, provided that such amendment does not adversely alter or impair any DSU previously granted to a Participant without the consent of such Participant;

(c)	amendments necessary to comply with the provisions of applicable law or the applicable rules of the Exchange on which the Common Shares are then listed, including with respect to the treatment of DSUs granted under the Plan;

(d)	amendments respecting the administration of the Plan;

(e)	amendments necessary to suspend or terminate the Plan; provided that such amendment does not adversely alter or impair any DSU previously granted to a Participant without the consent of such Participant; and

(f)	any other amendment, fundamental or otherwise, not requiring shareholder approval under applicable laws or the applicable rules of the Exchange.

11.2	Approval of shareholders will not be required for amendments to the Plan or amendments to the terms and conditions of DSUs issued or rights or interests acquired hereunder, except for the following types of amendments or modifications:

(a)	amendments to Article 10 hereof to increase the number of Common Shares reserved for issuance, including an increase in the fixed maximum number of Common Shares, or a change from a fixed maximum number of Common Shares to a fixed maximum percentage of Common Shares;

(b)	amendments for the purpose of extending eligibility to participate in the Plan to Persons who are not Eligible Persons as defined herein;

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(c)	amendments for the purpose of permitting DSUs issued or other rights or interests acquired hereunder to be transferred or assigned other than in accordance with Article 13 hereof;

(d)	amendments to Article 10 hereof to increase the insider participation limits;

(e)	amendments to this Article 11; and

(f)	amendments required to be approved by holders of Common Shares under applicable law (including, without limitation, the rules, regulations and policies of the Exchange).

ARTICLE 12
SUSPENSION AND TERMINATION

12.1	The Board may, in its sole discretion and without the consent of any Participant (acting in his or her capacity as a Participant in the Plan), suspend or terminate the Plan or any provision hereof at any time by giving written notice thereof to each Participant, provided, however that such suspension or termination may not materially adversely affect the rights already accrued under the Plan by a Participant, without the consent of the Participant.

12.2	Following termination of the Plan, DSUs previously credited to Participants shall remain outstanding and in effect and be settled subject to and in accordance with the applicable terms and conditions of the Plan in effect immediately prior to the termination.

ARTICLE 13
ASSIGNMENT

13.1	The interest of any Participant under the Plan or in any DSU shall not be transferable or alienable by him or her either by pledge, assignment or in any other manner whatsoever and, during his or her lifetime, shall be vested only in him or her, but shall thereafter enure to the benefit of and be binding upon the Participant’s Beneficiary.

13.2	Rights and obligations under the Plan may be assigned by the Corporation to a successor of the business of the Corporation.

ARTICLE 14
GENERAL

14.1	Neither the establishment of the Plan, the crediting of DSUs or the setting aside of any funds by the Corporation (if, in its sole and absolute discretion, it chooses to do so) shall be deemed to create a trust. Legal and equitable title to any funds set aside for the purposes of the Plan shall remain in the Corporation and no Participant shall have any security or other interest in such funds. Any funds so set aside shall remain subject to the claims of creditors of the Corporation present or future. Amounts payable to any Participant under the Plan shall be a general, unsecured obligation of the Corporation. The right of the Participant or Beneficiary to receive payment pursuant to the Plan shall be no greater than the right of other unsecured creditors of the Corporation.

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14.2	The administration of the Plan shall be subject to and performed in conformity with all applicable laws, regulations, orders of governmental or regulatory authorities and the requirements of the Exchange.

14.3	A Participant shall be solely responsible for all federal, provincial, state and local taxes resulting from his or her receipt of DSUs, Common Shares or other property pursuant to this Plan, except to the extent that the Corporation has, directly or indirectly, withheld (a) cash for remittance to the statutory authorities and/or (b) Common Shares having a value equal to the cash to be remitted to the statutory authorities for sale on the Participant’s behalf. In this regard, the Corporation shall be able to deduct from any payments hereunder (whether in the form of Common Shares or cash) or from any other remuneration otherwise payable to a Participant any taxes that are required to be withheld and remitted. Each Participant agrees to indemnify and save the Corporation harmless from any and all amounts payable or incurred by the Corporation or any affiliate of the Corporation if it is subsequently determined that any greater amount should have been withheld in respect of taxes or any other statutory withholding.

ARTICLE 15
LANGUAGE

15.1	Les Participants et la Fiducie ont exigé que le present Régime ainsi que tous les documents et avis qui s’y rattachent et/ou qui en découleront soient redigés en anglais. The Participants and the Corporation have required that this Plan and all documents and notices resulting herefrom be drawn up in English.

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SCHEDULE A

ACUITYADS HOLDINGS INC.

DEFERRED SHARE UNIT PLAN (THE “PLAN”)

REDEMPTION NOTICE

All capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Plan.

I hereby advise AcuityAds Holdings Inc. (the “Corporation”) that I wish to redeem _____________ of the DSUs credited to my account under the Plan in accordance with the terms of the Plan. I acknowledge and agree that the redemption of my DSUs shall be in accordance with the terms of the Plan.

Date:
(Name of Participant)

(Name of Participant)

Note:	If the Redemption Notice is signed by a beneficiary or legal representative, documents providing the authority of such signature should accompany this notice.

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